MULTIFAMILY MANAGEMENT AGREEMENT

CHIMNEY SQUARE APARTMENTS

This management Agreement is made as of and effective the first day of October 20, 2004 by and between ARFT, Inc, General Partner, d/b/a Chimney Square, a Texas Limited Partnership (herein called "Owner"), and Univesco, Inc. a Texas corporation (herein called "Manager").

     WHEREAS, Owner is the owner of an apartment community known as Chimney Square Apartments (128 Units) located at 3201 South 23rd Street, Abilene, Texas 79605 (hereinafter collectively referred to as the "Property").

     WHEREAS, Manager is in the business of operating and managing residential multifamily properties; and

     WHEREAS, Owner desires to contract with Manager to obtain Manager's services as an independent contractor for the general maintenance, staffing, operation and management of the Property (and the employment of all personnel employed in connection therewith) in all respects except as limited herein, including matters relating to the leasing, the maintenance of the Property, the compliance with rules and regulations of all public authorities having jurisdiction over the operation of the Property, the maintenance of all records, the billing and collection for Owner and in Owner's name of all charges to residents, the hiring, training, utilization and supervision of employees, the preparation and filing of all required reports, and the maintenance of the Property and the supplies, equipment, furniture, furnishings and structures associated therewith; and

     WHEREAS, Manager desires to perform such management functions as an independent contractor in accordance with the terms hereof and for the consideration provided herein.

     NOW, THEREFORE, for and in consideration of the premises and for the further consideration recited herein, Owner and Manager agree as follows:

1.  Appointment. Owner hereby appoints Manager as an independent contractor to act as the exclusive manager of the Property, and the Manager accepts such appointment, subject to the terms and conditions set forth herein.

2.  Term. This Agreement shall commence on the first day of October 20, 2004 and shall continue until either party gives a thirty (30) day notice of cancellation of the agreement. Any such cancellation will be without payment of penalties or fees.

3.  Management Standards. Manager agrees to furnish the services of its organization, to exercise its best efforts, and to exercise the highest degree of professional skill and competence in managing the Property in order to provide Owner with the maximum economic return consistent with proper and prudent management.

4.  Duties of Manager Owner delegates and Manager assumes, subject to the provisions hereof, full control and responsibility for the Property and its operation in all respects, including, but not limited to, the following powers, authorities and responsibilities, each and all of which are hereby delegated to Manager by Owner, and each and all of which are hereby assumed and undertaken by Manager who covenants and agrees to perform the following, to wit:

          a.  Generally to manage the Property so as to provide residential space to qualified tenants.

          b.  To compile and provide to Owner such monthly, quarterly and annual operating statements as Owner may request.

          c.  To supervise and perform the proper maintenance, repair, equipping and supply of the Property.

          d.  To hire, discharge, train, supervise, pay and control all personnel employed at the Property at such salaries as Manager may determine, and in such numbers and of such experience and skill levels as Manager may deem necessary to provide adequate management of the Property it being understood and agreed that Owner shall have no control or authority whatsoever over the employees of Manager employed at the Property.

          e.  To maintain the Property in accordance with all applicable rules and regulations of public authorities and to maintain the operations and physical condition of the Property in good order.

          f.  To prepare and file all required governmental reports, if any.

          g.  To provide and maintain all accounting, bookkeeping and record keeping relating to the operation of the Property.

          h.  To exercise reasonable efforts to keep the Property fully occupied.

          i.  To institute and maintain a program for tenant billing, to bill and collect all receivables for the account of Owner in connection with the operation of the Property, and to immediately turn over all such collected receivables to Owner. In this regard, it is expressly understood and agreed that all funds billed or collected shall be owned and controlled solely by Owner, and that Manager shall have no claim or entitlement thereto. Any such funds collected by Manager shall be received and held by Manager in trust for the benefit of Owner and shall be turned over to Owner with a proper accounting therefor as soon as practicable.

          j.  To maintain accurate, complete and separate records in accordance with generally accepted accounting standards and procedures, (including tax basis accounting,) showing income and expenditures relating to the operation of the Property and from which accounts payable and accounts receivable, available cash, and other assets and liabilities pertaining to the Property can be readily identified and the amounts thereof determined at any time. Owner shall have the right at any reasonable time through its attorney or accountant or other representative, or in person, to inspect the records kept by Manager pertaining to the Property, including, but not limited to, all checks, bills, invoices, statements, vouchers, cash receipts, correspondence and all other dealing with the management of the Property; and Owner shall have the further right to, at his own expense, have an audit made of all account books and records pertaining to the management of the Property.

          k.  To furnish such information (including occupancy reports) as may be requested by Owner from time to time with respect to the financial, physical or operational condition of the Property.

          l.  To furnish monthly to Owner a detailed statement of all receipts and disbursements for each month, such statement to be furnished on or before the 2Oth day of each month for the preceding month. Such statements shall show the status of collections and shall be supported by canceled checks, vouchers, duplicate invoices, and similar documentation covering all items of income and expense, which shall be available for inspection by the Owner's representatives at all reasonable times. Manager shall also furnish a monthly operating statement showing the income and expense for the month and year to date. Manager shall be under no obligation to advance funds on behalf of Owner, but in the event disbursements are in excess of proceeds collected, Owner agrees to pay such excess promptly upon demand.

         m.  If such items have not previously been contracted for, to contract on behalf of Owner for water, gas, electricity, extermination, telephone service and other services and commodities necessary for the operation and maintenance of the Property; provided, however, that no single contract for any such item involving an expenditure or deposit in excess of $5,OOO.OO shall be made by Manager without the prior approval of Owner.

          n.  To purchase on behalf of Owner all equipment, tools, materials, supplies and uniforms necessary for the maintenance and operation of the Property.

5.  Costs of Operation All costs and expenses incurred by Manager in the Performance of Manager's duties as set forth in Paragraph 4 above shall be considered costs of operation of the Property (herein called "Costs of Operation"), for which Manager shall be entitled to be fully reimbursed by Owner. Manager may submit to Owner monthly estimates of Costs of Operation for the Property for the month next succeeding the month in which such estimates are submitted; within five (5) days following Owner's receipt of such estimates, Owner shall advance to Manager the amount of such estimates for application to the Costs of Operation for the month for which such estimates are submitted. In the event such estimates and advances made by Owner pursuant hereto are lower than the actual Costs of Operation for the month in question, Owner shall reimburse Manager the amount of such shortage promptly upon Manager's written request therefor accompanied by supporting documentation; if, on the other hand, the amount of such estimates and advances made by Owner pursuant hereto are in excess of the actual Costs of Operation for the month in question, Owner, at Owner's option, may elect to either:
          a)  demand that Manager refund such excess to Owner; or
          b)  credit such overage to the advances made pursuant to the next month's estimates of Costs of Operation. All such shortages and overages shall be adjusted on and as of the end of each calendar year during the period in which this Agreement is in force and effect.

6.  Compensation of Manager. As compensation for its providing of services hereunder, Manager shall be entitled to receive from Owner and Owner shall be obligated to pay to Manager a management fee equal to five percent (5%) per month of the Property's total monthly income which management fee shall be payable to Manager monthly during the term hereof. This management fee shall be in addition to the reimbursement of Costs of Operation for which Manager is entitled to be reimbursed, it being agreed that such reimbursement of Costs of Operation shall not be considered compensation to the Manager hereunder. In the event Manager performs special services for Owner not expressly provided for in this Agreement, Manager shall be entitled to receive such additional compensation as may be mutually agreed upon by Manager and Owner. All rebates, discounts or commissions collected by Manager or credited to the Manager's use which relate to the purchasing of supplies or rendering of services for the Property shall be fully disclosed to Owner and shall be fully credited against the Costs of Operation.

7.  Employees of Manager. It is specifically agreed that all personnel employed in connection with the on-site operation of the Property shall be employees of Manager and not of Owner, and will be hired, paid, trained, supervised and discharged by Manager; although the salaries or wages of all such employees shall be considered Costs of Operation for which Manager shall be entitled to be reimbursed hereunder, Manager shall be directly responsible for the servicing of payroll and all payroll withholding taxes and reports in connection with such employees.

8.  Termination on Transfer. Owner shall notify Manager at least thirty (3O) days prior to an anticipated transfer of title to or an assignment or sublease of any leasehold rights pertaining to any property or properties comprising a part of the Property. Upon such transfer, this Agreement shall terminate as to the particular property or properties made subject to such transfer. Upon such partial termination, all records in possession of Manager pertaining to the operation of the properties so terminated shall be forthwith delivered to Owner, and all Costs of Operation and collections pertaining to such transferred properties shall be settled between Owner and Manager on and as of the date of such transfer. Manager's right to compensation as to such transferred properties shall cease as of the date of such termination, but Manager shall be entitled to compensation on a prorated basis for services rendered prior to the date of such termination.

9.  Termination on Dissolution, Bankruptcy or Assignment for the Benefit of Creditors of the Manager This Agreement shall terminate immediately upon the dissolution, bankruptcy or assignment for the benefit of creditors of the Manager.

10.  Relationship of Parties and Indemnity. It is understood and agreed that Manager is an independent contractor, and is not an employee, representative or agent for Owner for any purpose whatsoever. This Agreement shall not constitute or be deemed to constitute a joint venture or partnership agreement between Owner and Manager. Manager agrees to indemnify, save, defend and hold Owner harmless from and against any and all loss, costs, damages, claims or demands for personal injury, wrongful death or malpractice (to the extent that any insurance coverage therefor is insufficient) which may be asserted by third parties against Owner at any time by reason of events occurring during the term of this Agreement and arising out of or resulting from any undertaking, act or neglect of Manager, its agents, employees or any person retained by Manager to assist it in the discharge of its duties and obligations hereunder. In the event any litigation occurs with regard to such claims, Owner may, at its expense, retain counsel to participate in such litigation. It is also understood and agreed that no settlement of any such claim shall be made without Owner's permission if Owner may have any responsibility for payment thereof.

11.  Use of Property. Manager shall not at any time use or permit the Property to be used for purposes other than a residential multifamily building without the express written permission of Owner.

12.  Possession at Termination. Upon expiration or earlier full termination of the Agreement, Manager shall peaceably vacate and surrender the Property to Owner, shall cooperate fully with Owner in effecting an orderly transition of the business of the Property and shall surrender to Owner all keys, records, contracts and all other indicia of possession and other records maintained by Manager in connection with the operation of the Property.

13.  Inspections. Owner or its agents or representatives shall have the right at all reasonable times to inspect the Property and all records pertaining thereto.

14.  Notices. All notices required hereunder shall be in writing and shall be deemed delivered upon delivery, if personally delivered, or if delivered by mail, when deposited in the United States certified mail, postage prepaid, return receipt requested, properly addressed to the receiving party at the following addresses:

Owner:                                                     Manager:
ARFT, Inc. General Partner              Univesco, Inc.
2800 North Dallas Tollway                    2800 North Dallas Tollway
Suite 100                                                   Suite 100
Plano, Texas 75093                                  Plano, Texas 75093

15.  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, and all obligations of the parties created hereunder are performable in the State of Texas.

16.  Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17.  Legal Construction. In the event any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18.  Prior Agreements. This Agreement constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or written or oral agreement between the parties respecting the within subject matter.

19.  Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

20.  Time of Essence. Time is of the essence in the performance of obligations set forth in this Agreement.

21.  Counterpart Execution. This Agreement may be executed concurrently in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.  Assignment. Notwithstanding anything to the contrary neither Manager nor Owner shall have the right to assign, in whole or in part, any of their respective rights, duties and obligations under this Agreement.

23.  Amendment. This Agreement may not be modified, amended or altered except by an agreement in writing signed by Owner and Manager.

     EXECUTED to be effective for all purposes as of the date first written hereinabove.

Owner:

AFRT, Inc. General Partner
2800 North Dallas Tollway
Suite 100
Plano, Texas 75093

By:     John Werra

 /s/ John Werra
John Werra, President

 .

By: Univesco, Inc.

/s/ David Bower
David Bower, Secretary

Management Agreement
by and between

as "Owner"

Univesco, Inc. as "Manager"

Date: October 20 , 2004